CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 12, 2011, relating to the financial statements and financial highlights and to the investment portfolio appearing in Item 6 of the Form N-CSR filing of Limited Term Tax-Exempt Bond Fund of America, which appear in such Registration Statement.  We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
March 19, 2012